Exhibit 5.1

September 1, 2016

NioCorp Developments Ltd. 7000 South Yosemite Street, Suite115 Centennial, CO 80112

Dear Sirs/Mesdames:

Re:	NioCorp Developments Ltd. (the "Company") – Registration Statement on Form S-1

We have acted as British Columbia counsel to the Company in connection with the preparation of the Company’s Form S-1 Registration Statement (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale or other distribution from time to time by certain selling security holders therein described of up to an aggregate 10,062,201 common shares in the capital of the Company (the “Common Shares”) acquirable on exercise of incentive stock options and common share purchase warrants that were issued by the Company to such selling security holders in private transactions.

On November 10, 2014 the Company closed a private placement (the “2014 Placement”) of 19,245,813 special warrants (“2014 Special Warrants”). Each 2014 Special Warrant was exchangeable for no additional consideration into one unit of the Company (a “2014 Unit”). Each 2014 Unit consisted of one common share and one common share purchase warrant (a “2014 Warrant”). Each 2014 Warrant entitles the holder to acquire one common share at a price of C$0.65 until November 10, 2016.

On January 15, 2016 the Company closed a private placement (the “2016 Placement”) of 9,074,835 units of the Company (a “2016 Unit”). Each 2016 Unit consisted of one common share and one common share purchase warrant (a “2016 Warrant”). Each 2016 Warrant entitles the holder to acquire one common share at a price of C$0.75 until January 15, 2019.

On December 22, 2014 the Company granted an aggregate total of 3,870,000 incentive stock options to acquire common shares of the Company at an exercise price of C$0.80 on or before December 22, 2017 (the “2014 Options”).

On January 19, 2016 the Company granted an aggregate total of 5,875,000 incentive stock options to acquire common shares of the Company at an exercise price of C$0.62 on or before January 19, 2021 (the “2016 Options”).

The Common Shares are issuable pursuant to the exercise of certain of the 2014 Warrants, the 2016 Warrants, the 2014 Options and the 2016 Options.

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto). As counsel to the Company, we have also:

(a)	examined, among other things:

(i)	the notice of articles and articles of the Company as currently in effect;

(ii)	a certificate of good standing dated August 31, 2016 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;

(iii)	a copy dated November 7, 2014 of the resolutions passed by the directors of the Company, among other things, authorizing the 2014 Placement;

(iii)	a copy dated January 13, 2016 of the resolutions passed by the directors of the Company, among other things, authorizing the 2016 Placement;

(iii)	a copy dated December 22, 2014 of the resolutions passed by the directors of the Company, among other things, authorizing the 2014 Options; and

(iii)	a copy dated January 19, 2016 of the resolutions passed by the directors of the Company, among other things, authorizing the 2016 Options; and

(b)	considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinions expressed below.

The opinions expressed herein are subject to the following exceptions, qualifications and assumptions:

(a)	we have assumed, with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as reproductions (including facsimiles and PDF copies) and the truthfulness and accuracy of the corporate records of the Company and of all certificates of public officials and officers of the Company;

(b)	we have assumed that there are no agreements, arrangements, undertakings, obligations or understandings in respect of the securities issued or issuable pursuant to the 2014 Placement or the 2016 Placement other than as specified in the Registration Statement;

(c)	we have assumed that there are no agreements, arrangements, undertakings, obligations or understandings in respect of the securities issued or issuable pursuant to the 2014 Options or the 2016 Options other than as specified in the Registration Statement;

(d)	with respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or representations of officers and representatives of the Company.

We are solicitors qualified to practice law in the Province of British Columbia only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of British Columbia and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province of British Columbia and the laws of Canada applicable therein in effect on the date hereof.

The opinions herein are given as of the date of this letter. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter.

Based and relying upon and subject to the foregoing, we are of the opinion that the Common Shares, when issued and paid for in accordance with the terms of the 2014 Warrants, 2016 Warrants, 2014 Options and 2016 Options, as applicable, will be validly issued, fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations promulgated thereunder.

Yours truly,

/s/ “Miller Thomson LLP"